                                                                                            Exhibit 99.1

                                                                      N E W S    R E L E A S E

FOR IMMEDIATE RELEASE:                                                                                           Stanley Furniture Company, Inc.
January 28, 2009                                                                                            Investor Contact:  Douglas I. Payne
                                             (276) 627-2157
                                                                                                       Media Contact:      Karen McNeill
                                                (336) 884-8700

STANLEY FURNITURE ANNOUNCES
2008 OPERATING RESULTS

STANLEYTOWN, VA, January 28, 2009/Business Wire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and earnings for 2008. Earnings were within management’s guidance range provided in mid-October 2008.

Net Sales of $226.5 million decreased 19.9% compared to 2007. Earnings per share decreased 35% to $.36 compared to $.55 in 2007.  Fourth quarter sales of $50.4 million declined 24.7% from the final quarter of 2007. Earnings per share rose 25% to $.60 from $.48 in the fourth quarter of 2007.

Two items had a significant impact on 2008 earnings.   Income of $11.5 million, net of legal expenses and related settlement payments, was recorded  in 2008 from the receipt of funds under the Continued Dumping and Subsidy Offset Act of 2000 (CDSOA) related to wooden bedroom furniture imported from China compared to $10.4 million in 2007.  The Company recorded a restructuring charge of $7.3 million in 2008 primarily for costs related to the consolidation of two manufacturing facilities into one and other restructuring actions taken to lower the Company’s cost structure in response to lower sales. The Company incurred a restructuring charge of $3.6 million in 2007 for the conversion of a manufacturing facility to a warehousing operation. Also, the Company recorded a pension termination charge of $6.6 million in 2007.  See attached tables for a reconciliation of reported to adjusted operating income, net income, and earnings per share for the fourth quarter and total year 2008 compared to 2007.

Operating income as adjusted for 2008 amounted to $3.5 million, or 1.5% of net sales. This compares to 2007 operating income as adjusted of $10.9 million, or 3.9% of net sales. The decrease in operating income and margin resulted primarily from lower sales and production levels, and inflationary cost increases. These factors were partially offset by higher average selling prices and cost reduction initiatives.

Cash flow from operations was used to pay cash dividends of $4.1 million, make scheduled debt payments of $1.4 million, fund capital expenditures of $2.3 million and increase cash on hand by $12.4 million. Working capital, excluding cash and current maturities of long-term debt, decreased $7.2 million, or 11.6%, primarily due to a decrease in accounts receivable and inventories reflecting lower sales.

“The manufacturing consolidation and other difficult moves we have taken to lower our cost structure are mostly complete,” noted Albert L. Prillaman, chairman and chief executive officer. “We anticipate residual restructuring charges from the manufacturing consolidation to be less than $1 million in 2009, predominately in the first quarter.  Operating income excluding restructuring charges was near a break-even level in the fourth quarter of 2008, due to the significant drop in sales. We believe this is indicative of the sales level required to produce break-even operating income going forward.”

“Furniture demand is dependent upon housing activity, consumer confidence, and disposable income. These indicators are at historically low levels and do not appear poised for near-term improvement. We continue to experience a deteriorating demand environment and frankly anticipate further sales declines before seeing any improvement.”

“Since earnings, or losses as the case may be, are likely to remain at depressed levels and due to the unprecedented uncertainty in the economy we believe attempting to provide specific sales and earnings guidance for 2009 is neither useful nor relevant. Our focus is on effective balance sheet management and preparing the business for success when demand eventually improves,” concluded Prillaman.

The Company also announced today that its Board of Directors voted to suspend payment of quarterly cash dividends on its common stock, effective immediately. The dividend suspension will provide annualized cash savings of approximately $4 million.  “The decision to suspend quarterly cash dividends is part of our balance sheet management efforts and we believe is in the best interests of the Company and our shareholders in the current economic environment,” noted Prillaman.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market.  Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Thursday morning, January 29, 2009 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through February 6, 2009) is (877) 660-6853, the account reference number is 275 and the conference number is 307340.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements.  These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include the cyclical nature of the furniture industry, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety  compliance costs, and extended business interruption at manufacturing facilities.  Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2008	2007	2008	2007

Net sales	$50,357	$66,836	$226,522	$282,847

Cost of sales	43,533	59,809	193,929	235,937

Gross profit	6,824	7,027	32,593	46,910

Selling, general and administrative expenses	8,083	9,457	36,441	39,573

Pension termination charge				6,605

Operating (loss) income	(1,259)	(2,430)	(3,848)	732

Income from Continued Dumping
and Subsidy Offset Act, net	11,485	10,429	11,485	10,429
Other income, net	93	78	308	265
Interest income	75	231	591	556
Interest expense	996	936	3,802	3,235
Income before income taxes	9,398	7,372	4,734	8,747

Income taxes	3,152	2,405	998	2,845
Net income	$6,246	$4,967	$3,736	$5,902

Diluted earnings per share	$.60	$0.48	$0.36	$0.55

Weighted average number of shares	10,332	10,381	10,332	10,677

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months		Twelve Months
	Ended		Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2008	2007	2008	2007

Reconciliation of operating income as reported to
operating income as adjusted:

Operating (loss) income as reported	$(1,259)	$(2,430)	$(3,848)	$732
Pension termination charge				6,605
Restructuring charge	1,758	3,585	7,299	3,585
Operating income as adjusted	$499	$1,155	$3,451	$10,922

Percentage of net sales:
Operating (loss) income as reported	(2.5%)	(3.6%)	(1.7%)	0.3%
Pension termination charge				2.3%
Restructuring charge	3.5%	5.3%	3.2%	1.3%
Operating income as adjusted	1.0%	1.7%	1.5%	3.9%

Reconciliation of net income as reported to net income adjusted:

Net income as reported	$6,246	$4,967	$3,736	$5,902
Pension termination charge				4,456
Restructuring charge	1,387	2,419	5,760	2,419
Income from Continued Dumping
and Subsidy Offset Act, net	(9,064)	(7,036)	(9,064)	(7,036)
Net (loss) income as adjusted	$(1,431)	$350	$432	$5,741

Reconciliation of Earnings per share (EPS) as reported to Earnings per share adjusted:

EPS as reported	$0.60	$0.48	$0.36	$0.55
Pension termination charge	.			0.42
Restructuring charge	0.13	0.23	0.55	0.23
Income from Continued Dumping
and Subsidy Offset Act, net	(0.87)	(0.68)	(0.87)	(0.66)
EPS as adjusted	$(0.14)	$0.03	$0.04	$0.54

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	Dec 31,	Dec 31,
	2008	2007

Assets
Current assets:
Cash	$44,013	$31,648
Accounts receivable, net	21,873	25,393
Inventories	47,344	58,086
Prepaid expenses and other current assets	3,758	1,767
Deferred income taxes	3,906	3,381

Total current assets	120,894	120,275

Property, plant and equipment, net	35,445	43,898
Goodwill	9,072	9,072
Other assets	460	486

Total assets	$165,871	$173,731

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$1,429	$1,428
Accounts payable	11,236	16,106
Accrued expenses	11,170	10,889

Total current liabilities	23,835	28,423

Long-term debt	27,857	29,286
Deferred income taxes	2,778	4,824
Other long-term liabilities	8,293	8,347

Stockholders' equity	103,108	102,851

Total liabilities and stockholders' equity	$165,871	$173,731

STANLEY FURNITURE COMPANY, INC. Consolidated Condensed Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	Dec 31,	Dec 31,
	2008	2007
Cash flows from operating activities:
Cash received from customers	$230,255	$289,951
Cash paid to suppliers and employees	(215,527)	(269,795)
Cash from Continued Dumping and Subsidy
Offset Act, net	10,828	9,986
Interest paid, net	(3,111)	(2,359)
Income taxes paid, net	(4,168)	(4,775)
Net cash provided by operating activities	18,277	23,008

Cash flows from investing activities:
Capital expenditures	(2,261)	(3,951)
Other, net	360	(20)
Net cash used by investing activities	(1,901)	(3,971)

Cash flows from financing activities:
Proceeds from senior notes		25,000
Repayment of senior notes	(1,429)	(2,857)
Purchase and retirement of common stock		(13,557)
Dividends paid	(4,132)	(4,194)
Proceeds from insurance policy loans	1,550	1,386
Tax benefit from exercise of stock options		32
Proceeds from exercise of stock options		532
Net cash provided (used) by financing activities	(4,011)	6,342

Net increase in cash	12,365	25,379
Cash at beginning of period	31,648	6,269

Cash at end of period	$44,013	$31,648

Reconciliation of net income to
net cash provided by operating activities:
Net income	$3,736	$5,902

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	8,853	9,054
Pension termination		6,605
Deferred income taxes	(2,571)	(4,083)
Stock-based compensation	467	534
Tax benefit from exercise of stock options		(32)
Other		220
Changes in working capital	7,730	4,720
Other assets	103	88
Other long-term liabilities	(41)
Net cash provided by operating activities	$18,277	$23,008